Exhibit 99.1

 SafeNet Following Defined Process of Appealing NASDAQ Hearing Panel
            Decision to Delist Shares on February 12, 2007

         Company Making Preparations for Continued Listing and
    Uninterrupted Trading on the Pink Sheets Should it be Necessary

    BALTIMORE--(BUSINESS WIRE)--Feb. 6, 2007--SafeNet, Inc. (NASDAQ:SFNT), setting the standard for information security, today announced that on January 31, 2007, the Company received notification that The NASDAQ Hearing Panel has determined to delist the Company's securities from The NASDAQ Global Select Market, effective at the opening of business on Monday, February 12, 2007, pending review from NASDAQ's Listing and Hearing Review Council (the "Listing Council"). The Hearing Panel's decision extends SafeNet's NASDAQ to the maximum extent permitted to the Hearing Panel under applicable NASDAQ rules. SafeNet is closely following the prescribed process defined by NASDAQ and has already requested a hearing with the Listing Council for a review of the Hearing Panel's decision and a stay of that decision pending such review. Several other companies that are delinquent in their Securities Exchange Act reporting requirements due to restatements arising from stock option related issues have received stays of the type requested by SafeNet. Although SafeNet cannot give any assurances that a stay will be granted so that SafeNet shares will continue to be listed on NASDAQ, a number of the factors cited by NASDAQ in a discussion of this process apply to SafeNet. NASDAQ has published some Frequently Asked Questions regarding this process at http://www.nasdaq.com/about/FAQsHearings.stm.

    About SafeNet, Inc.

    SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. UBS, Nokia, Fujitsu, Hitachi, Bank of America, Adobe, Cisco Systems, Microsoft, Samsung, Texas Instruments, the U.S. Departments of Defense and Homeland Security, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in Eracom technologies AG and SafeNet's periodic reports and registration statements filed with the Securities and Exchange Commission and neither company assumes any obligation to update information concerning its expectations.

    CONTACT: SafeNet, Inc.
             Public Relations:
             Donna St. Germain, 443-327-1454
             dstgermain@safenet-inc.com
             www.safenet-inc.com
             or
             Investor Relations:
             Gregg Lampf, 443-327-1532
             glampf@safenet-inc.com
             www.safenet-inc.com